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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                      CONTACT: Charles D. Christy
                                                    Chief Financial Officer
                                                    (810) 237-4200
                                                    Charlie.Christy@cbcf-net.com

                                           CONTACT: Ryan P. Mathews
                                                    VP Investor Relations
                                                    (810) 257-2489
                                                    Ryan.Mathews@cbcf-net.com
                                           TRADED:  NASDAQ
                                           SYMBOL:  CBCF
APRIL 4, 2003


                          CITIZENS BANKING CORPORATION
                      ANNOUNCES LOWER EARNINGS EXPECTATIONS
                           AND ANALYST CONFERENCE CALL

FLINT, MICHIGAN --- Citizens Banking Corporation (NASDAQ: CBCF) announced today that it is modifying its previous 2003 earnings estimates. Citizens now expects earnings in the first quarter of 2003 to be in the range of $0.33 to $0.34 per diluted share and earnings for the year to be less than the previously announced range of $2.02 to $2.08. For the first quarter and full year 2003, earnings per share are expected to be lower, due in part to an unanticipated loan charge-off of $11.5 million, lower net interest income, and a sluggish economic environment which has impacted loan demand.

"Due to the unknown impact on loan growth, credit quality and net interest margin brought on by the uncertainty in the economy, current geo-political unrest and the war and its anticipated aftermath, we, like many other companies, have decided to discontinue providing quantitative earnings guidance," commented William R. Hartman, chairman, president and CEO. Mr. Hartman did note however, that Citizens is beginning to see positive results from the many initiatives implemented during the fourth quarter 2002.

The $11.5 million unanticipated charge-off related to a $14.5 million commercial credit relationship that was previously described in Citizens' annual report information filed with the SEC. Following an in-depth review, Citizens determined that this borrower had been falsifying its borrowing base reports relating to accounts receivable and inventory. Citizens is aggressively pursuing recovery options regarding any existing collateral and intends to exercise its legal remedies to the fullest extent to recover the loss. This loan was made prior to Citizens' new credit process and standards, which were implemented in November 2002.


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In connection with Citizens' credit quality improvement initiatives, Citizens has, in addition to its normal credit review procedures, hired outside collateral auditors to conduct field audits on all loans in excess of $1 million that are secured by accounts receivable and inventory. This review is anticipated to be completed during the second quarter of 2003. "Citizens remains firmly committed to the new credit process and is confident that it will help prevent losses of this nature from occurring in the future. We believe that the new credit process provides the elements for quality decision making, stronger credit administration, faster, more efficient client service and continues to be the right approach to achieving our vision," stated Hartman.

Additionally, in the first quarter of 2003 Citizens experienced a greater than anticipated decline in its net interest margin percentage due to the extended low interest rate environment. The decline in net interest margin percentage, combined with a decrease in loans, primarily commercial, is expected to result in a decline in net interest income from the fourth quarter of 2002 and may adversely impact net interest income in the remainder of 2003.

EARNINGS OUTLOOK
For the full year Citizens now expects that earnings will be less than the $2.02 to $2.08 per share previously provided as guidance. Net charge-offs and loan loss provision are anticipated to decrease from first quarter levels due to Citizens' continued credit quality initiatives and portfolio improvement efforts. Net interest income is anticipated to improve from first quarter levels for the remainder of the year as growth in the investment portfolio offsets the effects of lower loan volume (resulting in part from Citizens' credit quality initiatives) and a decrease in net interest margin percentage. Excluding the effects in 2002 related to the sale of the merchant services business, mortgage securitizations and special and other charges for restructuring initiatives, noninterest income is expected to remain relatively flat through the end of 2003 and noninterest expense for 2003 is expected to be lower than 2002.

DIVIDENDS
Based on Citizens' strong total risk-based capital position at March 31, 2003, of approximately 12.5%, as well as confidence in expected earnings progress throughout 2003, Citizens' Board of Directors has indicated that it intends to maintain the current dividend rate and payment schedule, subject to unexpected developments.

EARNINGS RELEASE ANNOUNCEMENT
Citizens will release its first quarter 2003 earnings results on Monday, April 14, 2003. The release will be available on the Internet at www.citizensonline.com within the "Press Release" section of the "Investor Relations" area of Citizens' web site.

CONFERENCE CALL ANNOUNCEMENT
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO and John D. Schwab, chief credit officer, will review the quarter's results in a conference call for investors and analysts beginning at 10:00 AM EST ON WEDNESDAY, APRIL 16, 2003.

To participate in the conference call, please call the number below approximately 10 minutes prior to the scheduled conference time:

US/Canada Dial-In Number: (800) 374-2419 International Dial-In Number: (706) 634-1073 Conference ID: 9488032 Conference Name: "Citizens Banking Corporation 1st Quarter Earnings"

R.S.V.P. is not required. A playback of the conference call will be available after 2:00pm EST through April 21, 2003, by dialing US/Canada Dial-In Number:
(800) 642-1687 or International/Local Dial-In Number: (706) 645-9291 conference
ID: 9488032. Also, the call can be accessed via Citizens' web site, through the Investor Relations section at www.citizensonline.com. This release and other statistical information referenced on the call will be posted on the web site.


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CORPORATE PROFILE
Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 188 branch, private banking, and financial center locations throughout Michigan, Wisconsin, Iowa, and in suburban Chicago, Illinois.

FORWARD LOOKING STATEMENTS
Statements in this release that are not statements of historical fact (including statements that include terms such as "believe", "expect", and "anticipate") are forward-looking statements that involve risks and uncertainties, and our actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the risks and uncertainties detailed or discussed from time to time in our filings with the Securities and Exchange Commission. Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaims any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.






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